Exhibit 99.1

News Release	Contact: Bruce Russell
(310) 346-6131
brussell@cyanotech.com

Cyanotech® Corporation Signs Asset Purchase Agreement for Cellana’s Kona Demonstration Facility

KAILUA-KONA, HAWAII (September 7, 2018) — Cyanotech® Corporation (Nasdaq Capital Market: CYAN), a world leader in microalgae-based, high-value nutrition and health products, is pleased to announce that it has signed an Asset Purchase Agreement with Cellana LLC to acquire a six-acre production and research facility, known as the Kona Demonstration Facility (KDF), located adjacent to Cyanotech’s existing 90-acre site at the Natural Energy Laboratory of Hawaii Authority (NELHA). The acquisition includes all existing equipment and other assets necessary to operate the facility.

The KDF has been used extensively for microalgae research and production since 2009. Following the closing of the transaction, Cyanotech expects to use the facility in a number of ways, including to expand its research and development capabilities, to supplement its production capacity, and to develop new products and explore new production techniques.

Cellana operates the KDF pursuant to a sublease agreement with NELHA. As part of the Asset Purchase Agreement, Cellana has agreed to assign this sublease agreement to Cyanotech, subject to the approval of NELHA and the State of Hawaii Board of Land and Natural Resources (BLNR). The closing of the acquisition is conditioned upon the approval of NELHA and BLNR, among other standard conditions. Cyanotech expects the transaction to close in the fourth quarter of the 2018 calendar year.

About Cyanotech — Cyanotech Corporation, a world leader in microalgae technology for over 30 years, produces BioAstin® Hawaiian Astaxanthin® and Hawaiian Spirulina Pacifica®. These all natural, dietary ingredients and supplements leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. The Company’s mission is to fulfill the promise of whole health through Hawaiian microalgae. Cyanotech’s BioAstin® offers superior antioxidant activity which supports skin, eye and joint health, as well as recovery from exercise*. Cyanotech’s Spirulina products offer nutrition that supports cardiovascular health and immunity.*  All Cyanotech products are produced from microalgae grown at our 90-acre facility in Kona, Hawaii using patented and proprietary technology and are Generally Recognized as Safe (GRAS) for use in food products. Cyanotech sells its products direct to consumers at retail locations in the United States and online at www.nutrex-hawaii.com and also distributes to dietary supplement, nutraceutical and cosmeceutical manufacturers and marketers.  The Company is regulated by the FDA. Visit www.cyanotech.com for more information.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995. Besides statements of present fact and historical fact, this press release may contain forward-looking statements. Forward-looking statements relate to the future and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution against relying on forward-looking statements. Important factors that could change actual, future results include: changes in sales levels to our largest customers, weather patterns in Hawaii, production problems, risks associated with new products, foreign exchange fluctuations, and availability of financing, as well as national and global political, economic, business, competitive, market and regulatory conditions. Other factors are more fully detailed in the Company’s annual Form 10-K filings with the Securities and Exchange Commission.

*These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com